Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated April 9, 2024 relating to the consolidated financial statements of Cognyte Software Ltd. and subsidiaries and the effectiveness of Cognyte Software Ltd.’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Cognyte Software Ltd. for the year ended January 31, 2024.

/s/ Brightman Almagor Zohar & Co.

Brightman Almagor Zohar & Co.,

Certified Public Accountants

A firm in the Deloitte Global Network

Tel Aviv, Israel

April 19, 2024